UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 16, 2008 (June 11, 2008)

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas, Suite 2500, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

___  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

___  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)

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Item 1.01.  Entry into a Material Definitive Agreement

Contribution and Sale Agreement. On June 11, 2008, Genesis Energy, L.P. (“Genesis”), together with Genesis Marine Investments, LLC, a subsidiary of Genesis (“Genesis Marine”), entered into a contribution and sale agreement (“Contribution Agreement”) with Grifco Transportation, Ltd. (“Grifco”), two of Grifco’s affiliates, and TD Marine, LLC (“TD Marine”) to acquire the inland marine transportation business of Grifco.   Genesis Marine and TD Marine will own and operate the business through a joint venture, DG Marine Transportation (“DG Marine Transportation”), which will be owned (directly and indirectly) 51% by TD Marine and 49% by Genesis Marine.

Grifco will receive initial purchase consideration of approximately $80 million, comprised of $63.3 million in cash and $16.7 million in Genesis common units.  A portion of which units will be subject to certain lock-up restrictions. DG Marine will acquire substantially all of Grifco’s assets, including twelve barges, seven push boats, certain commercial agreements, and office and warehouse space.  Additionally, DG Marine and its subsidiaries will assume or otherwise acquire the rights and obligations to take delivery of four new barges in late third quarter of 2008 and four additional new barges early in first quarter of 2009 (at a total price of approximately $27 million). Upon delivery of the eight new barges, the acquisition of three additional push boats (at an estimated cost of approximately $6 million), and after placing the barges and push boats into commercial operations, DG Marine will be obligated to pay Grifco an additional $12 million in cash as additional purchase consideration, bringing the total value of the joint investment to approximately $125 million.

Upon consummation of the transaction, DG Marine will serve refineries and storage terminals along the Gulf Coast, Intracoastal Canal and western river systems of the United States, including the Red, Ouachita and Mississippi Rivers, where Genesis has significant existing terminals.   On an annualized basis, and after the additional eight barges and three push boats described above are acquired and put into service, Genesis expects DG Marine to generate EBITDA of approximately $16 to $17 million, which is a 7.5x transaction multiple on DG Marine’s investment.

The acquisition is expected to be funded with $50 million of aggregate equity contributions from Genesis Marine and TD Marine, initially in proportion to their ownership percentages, and with a $75 million bank-syndicated revolving credit facility, to be arranged jointly by SunTrust Robinson Humphrey and BMO Capital Markets.  DG Marine will be the borrower under the facility, which will be non-recourse to Genesis Marine and TD Marine (other than their initial investment).

Omnibus Agreement.   In connection with the Contribution and Sale Agreement, on June 12, 2008, Genesis, Genesis Marine and TD Marine and certain parties related to it entered into an Omnibus Agreement.  Pursuant to the Omnibus Agreement, (i) Genesis agreed to effectively fund Genesis Marine’s proportionate share of the joint venture equity capital ($24.5 million) with cash, (ii) TD Marine and its affiliates agreed to effectively fund TD Marine’s proportionate share of the joint venture equity capital ($25.5  million) with cash ($8.8. million) and Genesis common units ($16.7 million), and (iii) the parties thereto agreed to take certain actions to form the joint venture and consummate the Grifco acquisition described above, including arranging a credit facility for DG Marine.

The completion of the transaction is subject to the satisfaction of customary conditions to closing, including the performance of material covenants, accuracy of representations and warranties, obtaining material consents and approvals and approval by the AMEX to list the units to be issued as a portion of the purchase price.  The transaction is expected to close early in the third quarter of 2008.

This report contains only a summary of certain provisions of the Contribution Agreement, the Omnibus Agreement and related documents. This summary does not purport to be a complete summary of those documents and is qualified by reference to those documents, which have not been filed.  Genesis will file certain of those documents at a future date. The underlying documents contain representations, warranties and other provisions that are qualified in many respects, including by reference to disclosure schedules that have not been filed and that may not be filed with those documents that are filed. Those representations and warranties were made to provide the parties thereto with specified rights and remedies and to allocate risks among those parties.  Accordingly, those representations and warranties should not be relied upon as business or operational information about any of the parties or their affiliates.

A copy of the press release issued to announce the execution of the Contribution Agreement is included as Exhibit 99.1 to this Form 8-K.

Item 9.01.  Financial Statements and Exhibits

(a)                 Financial statements of businesses acquired.

Not applicable

(b)                 Pro forma financial information.

Not applicable.

(c)  Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibits.

99.1	Genesis Energy, L.P. press release, dated June 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENESIS ENERGY, L.P. (A Delaware Limited Partnership)
	By:	GENESIS ENERGY, INC., as General Partner

Date: June 16, 2008	By:	/s/ Ross A. Benavides
Ross A. Benavides Chief Financial Officer